As filed with the Securities and Exchange Commission on October 30, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ECOLAB INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	41-0231510 (I.R.S. Employer Identification Number)

370 Wabasha Street North

St. Paul, Minnesota 55102

(Address of Registrant’s Principal Executive Office) (Zip Code)

ECOLAB SAVINGS PLAN AND ESOP FOR

TRADITIONAL BENEFIT EMPLOYEES

(Full Title of the Plan)

James J. Seifert

Executive Vice President, General Counsel and Secretary

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota 55102

1-800-232-6522

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Common Stock, par value $1.00 per share	8,000,000 shares	$108.75	$870,000,000	$101,094.00

(1)         In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described in this Registration Statement.

(2)         Pursuant to Rule 416 under the Securities Act, this Registration Statement includes such additional and indeterminate number of additional shares of Common Stock that may be issuable under the Ecolab Savings Plan and ESOP for Traditional Benefit Employees if the antidilution provisions of such plan become operative.

(3)         Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.  This fee is calculated based upon the average of the high and low sale prices of Common Stock on October 29, 2014 as reported on the Consolidated Transaction Reporting System of the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents filed by Ecolab or by the Ecolab Savings Plan and ESOP for Traditional Benefit Employees (the “Plan”) with the SEC are incorporated by reference in this Registration Statement:

(1)         Ecolab’s Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 28, 2014;

(2)         The Plan’s Annual Report on Form 11-K for the year ended December 31, 2013, filed on June 25, 2014;

(3)         All other reports filed by Ecolab pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2013;  and

(4)         The description of Ecolab’s common stock contained in its registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating that description.

All documents filed by Ecolab or the Plan with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (except for portions of Ecolab’s current reports furnished, as opposed to filed, on Form 8-K), and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of those documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or incorporated by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Independent Registered Public Accounting Firm

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Registration Statement by reference to Ecolab’s Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Champion business Ecolab acquired during 2013) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited consolidated financial information of Ecolab for the three-month periods ended March 31, 2014 and 2013, the six-month periods ended June 30, 2014 and 2013 and the nine-month periods ended September 30, 2014 and 2013, incorporated by reference in this Registration Statement, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 8, 2014, August 7, 2014 and October 30, 2014 incorporated by reference herein state that they did not audit and they do not express an opinion on that unaudited financial information.  Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

The financial statements of the Plan incorporated in this Registration Statement by reference to the Plan’s Annual Report on Form 11-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of McGladrey LLP, an independent registered accounting firm, given on the authority of said firm as experts in auditing and accounting.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

The validity of the securities subject to this Registration Statement has been passed upon by David F. Duvick, Senior SEC Counsel and Assistant Secretary for Ecolab.  Mr. Duvick beneficially owns, or has the right to acquire, shares of Common Stock, including options to purchase Common Stock, under Ecolab stock incentive plans.  Mr. Duvick is eligible to participate in the Plan.

Item 6.    Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case the person is fairly and reasonably entitled to indemnity for the expenses which the court shall deem proper.

Section 145 further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that the right to indemnification and advancement of expenses arising under a provision of the certificate of incorporation or bylaws shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or ommission explicitly authorizes such elimination or impairment after such act or omission has occurred; and that the scope of indemnification extends to directors, officers, employees or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another.  Section 145 also empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against or incurred by the person in any such capacity or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liabilities under Section 145, including liabilities under the Securities Act.

Article V of Ecolab’s By-Laws provides for indemnification of Ecolab’s officers and directors to the full extent allowed by Delaware law.

In addition, Article IV of Ecolab’s Restated Certificate of Incorporation provides that Ecolab’s directors do not have personal liability to Ecolab or its stockholders for monetary damages for any breach of their fiduciary duty as directors, except (1) for a breach of the duty of loyalty, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (3) for willful or negligent violations of certain provisions under the General Corporation Law of Delaware imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (4) for any transaction from which the director derived an improper personal benefit.  Subject to these exceptions, under Article IV, directors do not have any personal liability to Ecolab or its stockholders for any violation of their fiduciary duty.

Ecolab has directors and officers liability insurance which protects each director or officer from certain claims and suits, including stockholder derivative suits, even where the director may be determined to not be entitled to indemnification under the General Corporation Law of Delaware and claims and suits arising under the Securities Act.  The policy may also afford coverage under circumstances where the facts do not justify a finding that the director or officer acted in good faith and in a manner that was in or not opposed to the best interests of Ecolab.

Ecolab has entered into indemnification agreements with each of its directors.  These indemnification agreements provide for the prompt indemnification “to the fullest extent permitted by law” and for the prompt advancement of expenses, including attorneys’ fees and other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness or participating in (including on appeal) any threatened, pending or completed action, suit or proceeding related to the fact that the director is or was a director, officer, employee, trustee, agent or fiduciary of Ecolab or is or was serving at the request of Ecolab as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by a director in any such capacity.  The indemnification agreements further provide that Ecolab has the burden of proving that a director is not entitled to indemnification in any particular case.

The foregoing represents a summary of the general effect of the General Corporation Law of Delaware, Ecolab’s By-Laws and Restated Certificate of Incorporation, Ecolab’s directors and officers liability insurance coverage and the indemnification agreements for purposes of general description only.

Item 7.    Exemptions from Registration Claimed.

Not applicable.

Item 8.    Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description
4.1	Restated Certificate of Incorporation of Ecolab Inc., effective as of January 2, 2013 (incorporated by reference to Exhibit (3.2) of Ecolab’s Form 8-K dated January 2, 2013. (File No. 001-9328)).

4.2	By-Laws, as amended through February 26, 2010 (incorporated by reference to Exhibit (3.2) of Ecolab’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 001-9328)).

4.3	(i)

Ecolab Savings Plan and ESOP for Traditional Benefit Employees, effective January 1, 2013 (incorporated by reference to Exhibit 4.3 of Ecolab’s Form S-8 as filed with the SEC on October 30, 2013 (SEC file number 333-184650)).

(ii) First Amendment to Ecolab Savings Plan and ESOP for Traditional Benefit Employees, effective as of January 1, 2013 (filed herewith electronically).

(iii) Second Amendment to Ecolab Savings Plan and ESOP for Traditional Benefit Employees, effective as of January 1, 2013 (filed herewith electronically).

(iv) Third Amendment to Ecolab Savings Plan and ESOP for Traditional Benefit Employees, effective January 1, 2014 (filed herewith electronically).

(v) Fourth Amendment to Ecolab Savings Plan and ESOP for Traditional Benefit Employees, effective October 27, 2014 (filed herewith electronically).

5.1	Opinion and Consent of David F. Duvick (filed herewith electronically).

5.2	Opinion and Consent of Oppenheimer Wolff and Donnelly LLP (filed herewith electronically).

15.1	Awareness Letter of PricewaterhouseCoopers LLP (filed herewith electronically).

23.1	Consent of David F. Duvick (included in Exhibit 5.1).

23.2	Consent of Oppenheimer Wolff and Donnelly LLP (included in Exhibit 5.2).

23.3	Consent of PricewaterhouseCoopers LLP (filed herewith electronically).

23.4	Consent of McGladrey LLP (filed herewith electronically).

24.1	Powers of Attorney (filed herewith electronically).

Item 9.    Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on October 30, 2014.

ECOLAB INC.

By:	/s/Douglas M. Baker, Jr.
Douglas M. Baker, Jr.
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on October 30, 2014 by the following persons in the capacities indicated.

Signature	Title

/s/Douglas M. Baker, Jr.	Chairman of the Board and Chief Executive Officer (principal executive officer) and Director
Douglas M. Baker, Jr.

/s/Daniel J. Schmechel	Chief Financial Officer (principal financial officer)
Daniel J. Schmechel

/s/Bryan L. Hughes	Senior Vice President and Corporate Controller (principal accounting officer)
Bryan L. Hughes

/s/Theodore D. Herzog

Theodore D. Herzog, as attorney-in-fact for Barbara J. Beck, Leslie S. Biller, Carl M. Casale, Stephen I. Chazen, Jerry A. Grundhofer, Arthur J. Higgins, Joel W. Johnson, Michael Larson, Jerry W. Levin, Robert L. Lumpkins, Victoria J. Reich, Suzanne M. Vautrinot and

John J. Zillmer

Directors

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on October 30, 2014.

ECOLAB SAVINGS PLAN AND ESOP FOR TRADITIONAL BENEFIT EMPLOYEES

By:	/s/Suzanne M. Hanson
Suzanne M. Hanson
Vice President, Global Benefits
Human Resources
Ecolab Inc.
(Plan Administrator)

ECOLAB INC.

REGISTRATION STATEMENT ON FORM S-8

INDEX TO EXHIBITS

Exhibit No.	Description	Method of Filing
4.1	Restated Certificate of Incorporation of Ecolab Inc., effective as of January 2, 2013.	Incorporated by reference to Exhibit (3.2) of Ecolab’s Form 8-K dated January 2, 2013 (File No. 001-9328)

4.2	By-Laws, as amended through February 26, 2010.	Incorporated by reference to Exhibit 3.2 of Ecolab’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 001-9328)

4.3	(i) Ecolab Savings Plan and ESOP for Traditional Benefit Employees, effective January 1, 2013.	Incorporated by reference to Exhibit 4.3 of Ecolab’s Form S-8 as filed with the SEC on October 30, 2013 (File No. 333-184650)

	(ii) First Amendment to Ecolab Savings Plan and ESOP for Traditional Benefit Employees, effective as of January 1, 2013.	Filed herewith electronically

	(iii) Second Amendment to Ecolab Savings Plan and ESOP for Traditional Benefit Employees, effective as of January 1, 2013.	Filed herewith electronically

	(iv) Third Amendment to Ecolab Savings Plan and ESOP for Traditional Benefit Employees, effective January 1, 2014.	Filed herewith electronically

	(v) Fourth Amendment to Ecolab Savings Plan and ESOP for Traditional Benefit Employees, effective October 27, 2014.	Filed herewith electronically

5.1	Opinion and Consent of David F. Duvick	Filed herewith electronically

5.2	Opinion and Consent of Oppenheimer Wolff and Donnelly LLP.	Filed herewith electronically

15.1	Awareness Letter of PricewaterhouseCoopers LLP	Files herewith electronically

23.1	Consent of David F. Duvick.	Included in Exhibit 5.1

23.2	Consent of Oppenheimer Wolff and Donnelly LLP.	Included in Exhibit 5.2

23.3	Consent of PricewaterhouseCoopers LLP.	Filed herewith electronically

23.4	Consent of McGladrey LLP.	Filed herewith electronically

24.1	Powers of Attorney.	Filed herewith electronically